FOR IMMEDIATE RELEASE

For more information contact:


                                 Financial:    Charles L. Szews
                                               Executive Vice President and
                                               Chief Financial Officer
                                               (920) 235-9151, Ext. 2332

                                 Media:        Kirsten Skyba
                                               Vice President, Communications
                                               (920) 233-9621


         OSHKOSH TRUCK REPORTS SALES UP 17.9% AND NET INCOME UP 31.2% IN
          FIRST QUARTER; AFFIRMS FISCAL YEAR 2003 EPS ESTIMATE OF $3.70


OSHKOSH, WIS. (January 23, 2003) - Oshkosh Truck Corporation [NYSE: OSK], a leading manufacturer of specialty trucks and truck bodies, today reported that first quarter net income increased 31.2 percent to $11.3 million, or $0.65 per share, on sales of $426.3 million for the quarter ended December 31, 2002. This compares with net income of $8.6 million, or $0.50 per share, on sales of $361.5 million for last year's first quarter.

     Sales increased 17.9 percent in the first quarter on increases in all segments, but especially in the commercial segment due to a much higher mix of chassis and truck body "package" sales. Operating income increased 14.5 percent to $20.4 million, or 4.8 percent of sales, compared to $17.8 million, or 4.9 percent of sales, in the prior year's first quarter. Net interest expense declined $2.9 million to $3.2 million to further contribute to higher reported net income in the first quarter of fiscal 2003.

     "Several recent developments are instrumental to Oshkosh's long-term financial performance. Our selection as preferred bidder for the U.K. Ministry of Defence Wheeled

                                  -Continued-

Tanker program reflects Oshkosh's ability to engineer and deliver top-performance military vehicles and provide the best value for money. In addition, we broke ground and are on schedule for a new U.S. manufacturing facility for our Revolution(TM) composite mixer drum which is expected to be operational late this fiscal year," commented Robert G. Bohn, chairman, president and chief executive officer.

     Bohn continued, "Higher sales and operating income in each business segment reflect aggressive performance initiatives we implemented across the corporation. We also benefited in the quarter from lower interest expense resulting from a continuing focus on working capital management and prior year debt reduction. Our outlook for the year remains positive; however, we remain guarded as to the direction of the global economy. We re-affirm our estimate of fiscal year 2003 earnings per share of about $3.70."

     Factors affecting first quarter results for the company's business segments included:

     Fire and emergency--Fire and emergency segment sales increased 17.8 percent to $113.0 million for the quarter. Operating income was up 29.3 percent to $10.0 million, or 8.9 percent of sales, compared to prior year income of $7.8 million, or 8.1 percent of sales. Increased sales volume, improved product sales mix and favorable manufacturing cost performance at the company's Pierce Manufacturing Inc. subsidiary were responsible for most of the improved earnings in this segment compared to results in the prior year quarter.

     Defense--Defense sales increased 8.8 percent to $148.6 million for the quarter as a result of increased sales of heavy-payload vehicles under the company's Family of Heavy Tactical Vehicles ("FHTV") contract, which were partially offset by lower parts sales.

     Operating income increased 19.2 percent to $9.6 million, or 6.5 percent of sales, compared to prior year income of $8.0 million, or 5.9 percent of sales. Increased sales of higher-

                                  -Continued-
margin, heavy-payload vehicles under the FHTV contract contributed to the increase in operating income in the quarter compared to the prior year. Margins on the Company's Medium Tactical Vehicle Replacement ("MTVR") contract were 3.3 percent in the first quarter of fiscal 2002. Margins on the MTVR contract were increased in the third quarter of fiscal 2002 to 4.3 percent and have remained at that level since then, including the first quarter. The difference in the margin percentage added approximately $0.7 million to the defense segment operating income in the first quarter compared to the prior year quarter. Bid and proposal spending continued at a high rate during the first quarter as the Company submitted its initial bid on the multi-year Family of Medium Tactical Vehicles ("FMTV") contract in November 2002 and pursued other defense programs in the United Kingdom.

     Commercial--Commercial sales increased 28.8 percent to $166.8 million for the first quarter. Concrete placement and refuse product sales were up 66.8 percent and 4.1 percent, respectively, from first quarter 2002 results. Increased chassis and truck body "package" sales compared to "body-only" sales drove the revenue increases. Domestic refuse sales decreased 9.4 percent due to substantially lower shipments to large, commercial waste haulers in spite of a higher mix of "package" sales. While European refuse sales were up 26.7% compared to the prior year's first quarter, most of the increase also resulted from higher "package" sales.

     Operating income increased 4.9 percent to $7.7 million, or 4.6 percent of sales, compared to prior year income of $7.3 million, or 5.6 percent of sales. Operating income margins declined largely due to the increase in "package" sales compared to "body-only" sales. Margins on "package" sales are lower because they include a purchased commercial chassis. First quarter results in fiscal 2003 also benefited from a $0.5 million gain on the sale of certain operating equipment.

                                  -Continued-

     Corporate and other--Operating expenses and inter-segment profit elimination increased from $5.3 million to $6.9 million in the first quarter of fiscal 2003, consistent with a previously reported plan to increase investments in people and services. Net interest expense for the quarter decreased $2.9 million to $3.2 million, compared to the prior year quarter. Lower interest costs were largely due to prior year debt reduction resulting from "performance-based" payments received on the multi-year MTVR and FHTV contracts and free cash flow from operations. Also, first quarter results in fiscal 2002 included a $0.9 million credit, or $0.05 per share, related to a settlement of certain tax audits.

Dividend Announcement
---------------------

     Oshkosh Truck Corporation's Board of Directors declared a quarterly dividend of $0.07500 per share for Class A Common Stock and $0.08625 per share for Common Stock. These dividends, unchanged from the prior quarter, will be payable February 13, 2003 to shareholders of record as of February 6, 2003.

     Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh, McNeilus, Pierce, Medtec, Geesink and Norba brand names. Oshkosh's products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

     Oshkosh Truck Corporation officials will comment on first quarter earnings and their current outlook for fiscal 2003, including a discussion of the factors underlying the 2003 earnings estimates, during a live conference call at 10:00 a.m. Eastern Standard Time today. The

                                  -Continued-
call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruck.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for thirty days at this website.

Forward-Looking Statements
--------------------------

     This press release contains statements that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company's future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the company "expects," "intends," "estimates," "anticipates," or "believes" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the company's control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the outcome of defense truck procurement competitions, the cyclical nature of the company's commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the company's expectations for fiscal 2003 are based in part on certain assumptions made by the company, including, without limitation, those relating to concrete placement activity; the performance of the U.S. and European economies generally; when the company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba sales and operating income; spending on bid and proposal activities and pre-contract costs; interest costs; and that the company does not complete any acquisitions. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission, including the Form 8-K filed today.

                                  -Continued-

                            OSHKOSH TRUCK CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                        Three Months Ended
                                                           December 31,
                                                  ------------------------------
                                                       2002            2001
                                                  --------------  --------------
                                                           (In thousands,
                                                      except per share amounts)

Net sales                                            $ 426,336       $ 361,493
Cost of sales                                          368,697         311,469
                                                  ---------------  -------------

Gross income                                            57,639          50,024

Operating expenses:
     Selling, general and administrative                35,675          30,805
     Amortization of purchased intangibles               1,602           1,440
                                                  ---------------  -------------

Total operating expenses                                37,277          32,245
                                                  ---------------  -------------

Operating income                                        20,362          17,779

Other income (expense):
     Interest expense                                   (3,409)         (6,422)
     Interest income                                       187             285
     Miscellaneous, net                                   (276)           (250)
                                                  ---------------  -------------
                                                        (3,498)         (6,387)
                                                  ---------------  -------------

Income before provision for income taxes
     and equity in earnings of unconsolidated
     partnership                                        16,864          11,392

Provision for income taxes                               6,204           3,304
                                                  ---------------  -------------

Income before equity in earnings of
     unconsolidated partnership                         10,660           8,088

Equity in earnings of unconsolidated
     partnership, net of income taxes                      632             520
                                                  ---------------  -------------

Net income                                           $  11,292       $   8,608
                                                  ===============  =============

Earnings per share                                   $    0.67       $    0.51

Earnings per share assuming dilution                 $    0.65       $    0.50

Weighted average shares outstanding:
     Basic                                              16,941          16,716
     Assuming dilution                                  17,392          17,123

Cash dividends:
     Class A Common Stock                            $ 0.07500       $ 0.07500
     Common Stock                                    $ 0.08625       $ 0.08625


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   December 31,   September 30,
                                                       2002           2002
                                                   ------------   -------------
                                                   (Unaudited)
                                                          (In thousands)
                     ASSETS
Current assets:
     Cash and cash equivalents                     $    19,367    $    40,039
     Receivables, net                                  138,668        142,709
     Inventories                                       233,214        210,866
     Prepaid expenses                                    8,255          7,414
     Deferred income taxes                              31,155         26,008
                                                   ------------   --------------
        Total current assets                           430,659        427,036
Investment in unconsolidated partnership                23,088         22,274
Other long-term assets                                  11,013         11,625
Property, plant and equipment                          265,277        261,045
Less accumulated depreciation                         (123,964)      (120,684)
                                                   ------------   --------------
     Net property, plant and equipment                 141,313        140,361
Purchased intangible assets, net                       103,309        104,316
Goodwill                                               326,009        318,717
                                                   ------------   --------------
Total assets                                       $ 1,035,391    $ 1,024,329
                                                   ============   ==============


       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                              $   101,084    $   116,422
     Floor plan notes payable                           29,474         23,801
     Customer advances                                 125,758        119,764
     Payroll-related obligations                        25,891         34,474
     Income taxes                                       17,534          8,597
     Accrued warranty                                   25,088         24,015
     Other current liabilities                          51,089         47,754
     Revolving credit facility and
       current maturities of long-term debt              9,777         18,245
                                                   ------------   --------------
          Total current liabilities                    385,695        393,072
Long-term debt                                         127,997        131,713
Deferred income taxes                                   40,332         39,303
Other long-term liabilities                             48,375         50,481
Commitments and contingencies
Shareholders' equity                                   432,992        409,760
                                                   ------------   --------------
Total liabilities and shareholders' equity         $ 1,035,391    $ 1,024,329
                                                   ============   ==============


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                         Three Months Ended
                                                                            December 31,
                                                              ------------------------------------------
                                                                    2002                     2001
                                                              ------------------      ------------------
                                                                           (In thousands)
Operating activities:
  Net income                                                      $ 11,292                 $ 8,608
  Non-cash adjustments                                                  49                   3,000
  Changes in operating assets and liabilities                      (16,962)                 31,516
                                                              -----------------      ------------------
   Net cash provided from (used for) operating activities           (5,621)                 43,124

Investing activities:
  Additions to property, plant and equipment                        (5,174)                 (1,727)
  Proceeds from sale of property, plant and equipment                1,879                       -
  Decrease (increase) in other long-term assets                        743                    (757)
                                                              ------------------      ------------------
   Net cash used for investing activities                           (2,552)                 (2,484)

Financing activities:
  Net repayments under revolving credit facility                         -                 (37,200)
  Repayment of long-term debt                                      (12,194)                 (3,242)
  Dividends paid                                                    (1,459)                 (1,437)
  Other                                                                893                       5
                                                              ------------------      ------------------
   Net cash used for financing activities                          (12,760)                (41,874)

Effect of exchange rate changes on cash                                261                    (131)
                                                              ------------------      ------------------

Decrease in cash and cash equivalents                              (20,672)                 (1,365)

Cash and cash equivalents at beginning of period                    40,039                  11,312
                                                              ------------------      ------------------

Cash and cash equivalents at end of period                        $ 19,367                 $ 9,947
                                                              ==================      ==================

Supplementary disclosure:
  Depreciation and amortization                                   $  6,106                 $ 6,072


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                               SEGMENT INFORMATION
                                   (Unaudited)

                                               Three Months Ended
                                                  December 31,
                                           ----------------------------
                                               2002            2001
                                           -------------   ------------
                                                  (In thousands)

Net sales to unaffiliated customers:
     Commercial                             $   166,751      $ 129,429
     Fire and emergency                         112,956         95,866
     Defense                                    148,609        136,575
     Intersegment eliminations                   (1,980)          (377)
                                           -------------   ------------

         Consolidated                       $   426,336      $ 361,493
                                           =============   ============


Operating income (expense):
     Commercial                             $     7,652      $   7,296
     Fire and emergency                          10,025          7,753
     Defense                                      9,588          8,042
     Corporate and other                         (6,903)        (5,312)
                                           -------------   ------------

         Consolidated                       $    20,362      $  17,779
                                           =============   ============


Period-end backlog:
     Commercial                             $   152,412      $ 134,412
     Fire and emergency                         315,811        307,871
     Defense                                    606,040        407,381
                                           -------------   ------------

         Consolidated                       $ 1,074,263      $ 849,664
                                           =============   ============




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